EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Rockwell Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Other	1,404,956	(1)	$1.30	(2)	$1,826,443	(2)	0.0000927	$170.00
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A			N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A				N/A				N/A	N/A	N/A	N/A
	Total Offering Amounts							N/A			N/A
	Total Fees Previously Paid										N/A
	Total Fee Offsets										N/A
	Net Fee Due										$170.00

(1)	The amount registered consists of up to 1,404,956 shares of common stock issuable upon conversion of up to 15,000 shares of Series X Convertible Preferred Stock, par value $0.0001 per share.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on The Nasdaq Capital Market on July 8, 2022 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”), in accordance with Rule 457(c) under the Securities Act).

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